SPECIAL DAC TAX
                                    ADDENDUM
                                    --------

                                       to

                           ALL REINSURANCE AGREEMENTS

                                     between

                             CENTURY LIFE OF AMERICA
                                  Waverly, Iowa

                                       and

                    FRANKONA AMERICA LIFE REASSURANCE COMPANY
                              Kansas City, Missouri

    DAC TAX ARTICLE
    ---------------

    Effective January 1, 1993, the attached DAC Tax Article, entitled Section 1.848-2{g)(8) Election, is hereby added to this agreement.

This amendment is attached to the above agreement and made part of it. All other terms and conditions of that agreement, together with any amendments or addenda attached to it, remain unchanged, and this amendment is subject to them except for the changes it effects.

To witness our agreement we sign in duplicate on the dates indicated at the home office of each company.

CENTURY LIFE OF AMERICA
Waverly, Iowa

Date:   6/30/93
      -----------------------------

By /s/ Robert M. Buckingham             Attest: /s/ Barbara L. Hanson
   --------------------------------             --------------------------------

Title:   V.P.  Valuation Actuary        Title:      Secretary
      -----------------------------            --------------------------------

FRANKONA AMERICA LIFE REASSURANCE COMPANY
Kansas City, Missouri

Date:   June 24, 1993
      -----------------------------

By /s/ Donald Will                      Attest: /s/ Signature
   --------------------------------             --------------------------------

Title:   Assistant Vice President       Title:     Senior Vice President
      -----------------------------            --------------------------------

                                 DAC TAX ARTICLE

                         Section 1.848-2(g)(8) Election
                         ------------------------------

The Reinsured and the Reinsurer hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December, 1992, under
Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 1992 and all subsequent taxable years for which this agreement remains in effect.

1. The term "party" will refer to either the Reinsured or the Reinsurer as appropriate.

2. The terms used in the Article are defined by reference to Regulation
   Section 1.848-2 in effect December, 1992.

3. The party with the net positive consideration for this agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this agreement without regard to the general deductions limitation of Section 848(c)(1).

4. Both parties agree to exchange information pertaining to the amount of net consideration under this agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5. The Reinsured will submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Reinsured stating that the Reinsured will report such net consideration in its tax return for the preceding calendar year.

6. The Reinsurer may contest such calculation by providing an alternative calculation to the Reinsured in writing within 30 days of the Reinsurer's receipt of the Reinsured's calculation. If the Reinsurer does not so notify the Reinsured, the Reinsurer will report the net consideration as determined by the Reinsured in the Reinsurer's tax return for the previous calendar year.

7. If the Reinsurer contests the Reinsured's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Reinsured and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.